CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Sentry Life Insurance Company

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement of Sentry Variable Account II on Form N-4 (File Nos. 33-85204 and 811-3875) of our report dated February 16, 1994 on our audit of the financial statements of Sentry Variable Account II and our report dated March 4, 1994, on our audits of the statutory financial statements of Sentry Life Insurance Company. We also consent to the incorporation by reference to our Firm under the captions "Condensed Financial Information" in the Prospectus and "Accountants" in the Statement of Additional Information.

                                    /s/ COOPERS & LYBRAND L.L.P.

Chicago, Illinois
July 28, 1997